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                                                                    NEWS RELEASE

For:           Richey Electronics, Inc.
               (dba:  RicheyCypress Electronics)
               7441 Lincoln Way
               Garden Grove, California 92641


Contact:       William C. Cacciatore or Richard N. Berger
               714/898-8288


                                                           FOR IMMEDIATE RELEASE


         RICHEY ELECTRONICS, INC. COMPLETES ACQUISITION OF DEANCO, INC.



          Garden Grove, California -- December 20, 1995 -- Richey Electronics, Inc., dba RicheyCypress Electronics (Nasdaq NNM: RCHY), today announced that it has acquired Deanco, Inc. Deanco is a multi-regional distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services headquartered in Santa Clara, California.

          Under the terms of the agreement, Richey acquired all of the capital stock of Electrical Distribution Acquisition Company, which owns 100% of Deanco. The consideration for the acquisition was comprised of approximately $34.1 million as the stock purchase price, approximately $6.6 million for the redemption of EDAC stockholder notes and the assumption of approximately $19.3 million of Deanco debt. Richey funded the purchase consideration by drawing upon its $75 million revolving credit and term loan facility.

          For the first nine months of 1995, Deanco generated approximately $77.8 million in revenues from 17 sales offices located predominantly in the major western and eastern markets. Together, Richey and Deanco will be present in 17 states through 22 sales offices, 7 of which are in the same market.

          According to the December 4, 1995 edition of ELECTRONIC NEWS, as a combined company, Richey and Deanco would have ranked as the 16th largest electronic components distributor in the United States, with estimated total sales of $221 million in 1995.

          William C. Cacciatore, Chairman, President and Chief Executive Officer of Richey said:

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     "We are delighted with this acquisition which positions Richey as one of the leading multi-regional distributors serving 20 of 31 key North American markets. This acquisition generates significant operating leverage and expands both our product offering and market coverage, while leaving open the prospect of future growth through geographic expansion and acquisition. Consolidation of redundant operations and the benefits of complementary customer bases will spread expenses over a much larger sales base. We expect to derive additional earnings leverage by cross selling our expanded product line and service capabilities to a customer base that will have more than doubled to approximately 20,000 customers."

          Richey Electronics, with sales for the first nine months of 1995 of $83,704,000, is a multi-regional, specialty distributor of interconnect, electromechanical and passive electronic components and a provider of value-added services.

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